Exhibit 99.1

FOR IMMEDIATE RELEASE:

Einstein Noah Restaurant Group Announces Quarterly Cash

Dividend of $0.125 Per Share

LAKEWOOD, Colo. – January 23, 2012 – Einstein Noah Restaurant Group, Inc. (NASDAQ: BAGL), a leader in the quick-casual segment of the restaurant industry operating primarily under the Einstein Bros.® Bagels, Noah’s New York Bagels®, and Manhattan Bagel® brands, announced that its Board of Directors has declared a quarterly cash dividend of $0.125 per share, payable on April 15, 2012 to stockholders of record as of March 1, 2012.

As of January 23, 2012, Einstein Noah Restaurant Group, Inc. had approximately 16.8 million shares of common stock outstanding.

About Einstein Noah Restaurant Group

Einstein Noah Restaurant Group, Inc. is a leading company in the quick-casual restaurant industry that operates and licenses locations primarily under the Einstein Bros.® and Noah’s New York Bagels® brands and primarily franchises locations under the Manhattan Bagel® brand. The Company’s retail system consists of more than 770 restaurants in 39 states and the District of Columbia. It also operates a dough production facility. The Company’s stock is traded on the NASDAQ under the symbol BAGL. Visit www.einsteinnoah.com for additional information.

Contacts:

Investor Relations

Tom Ryan/ Raphael Gross

203-682-8200

tryan@icrinc.com/ rgross@icrinc.com